EXHIBIT 99.6








                                        Contact:  Neil Lefort
                                        Vice President, Investor
                                        Relations
                                        (630) 527-4344


            MOLEX DIRECTORS INCREASE CASH DIVIDEND BY 33%


Lisle,  Ill.,  USA  --  July 28, 2005 -- Molex Incorporated  (NASDAQ:
MOLX and MOLXA), a global electronic components company, today announced that its Board of Directors has approved an increase in the regular quarterly cash dividend to $0.05 per share, an increase of 33 percent from the previous cash dividend of $0.0375 per share. The new regular quarterly cash dividend will be paid on October 25, 2005 to shareholders of record on September 30, 2005 for each share of Common Stock (MOLX), Class A Common Stock (MOLXA) and Class B Stock, and will continue quarterly until further action by the Board.

Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Certain of these risks and uncertainties are set forth in Molex's 10-K and other documents filed with the Securities and Exchange Commission and include economic conditions in various regions, product and price competition and foreign currency exchange rate changes. Molex does not undertake to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

Molex's   Annual  Report,  as  well  as  news  releases   and   other
supplementary financial data is available by accessing Molex's website at www.molex.com.

Molex Incorporated is a 67-year-old manufacturer of electronic components, including electrical and fiber optic interconnection products and systems, switches and integrated products in 55 plants in 19 countries throughout the world.

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Editor's note:  Molex is traded on the NASDAQ National Market  System in the United States and on the London Stock Exchange. The Company's voting common stock (MOLX) is included in the S&P 500 Index and the NASDAQ 100.